================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             _______________________

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 3)

                             _______________________

                             PLAYTEX PRODUCTS, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                   72813P 100
                                 (CUSIP Number)
                             _______________________

                                 ROBERT B. HAAS
                         C/O HAAS WHEAT & PARTNERS, L.P.
                         300 CRESCENT COURT, SUITE 1700
                               DALLAS, TEXAS 75201
                            TEL. NO.: (214) 871-8300
                     (Name, Address and Telephone Number of
            Person Authorized to Receive Notices and Communications)

                             _______________________


                                October 12, 2004
                      (Date of Event which Requires Filing
                               of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


================================================================================

----------------------                                     ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page  2 of 16 Pages
----------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HWH Capital Partners, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      8,055,555
          SHARES                ------------------------------------------------
    BENEFICIALLY OWNED          8       SHARED VOTING POWER
         BY EACH
        REPORTING                       -0-
          PERSON                ------------------------------------------------
           WITH                 9       SOLE DISPOSITIVE POWER

                                        8,055,555
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,055,555
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          13.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

----------------------                                     ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page  3 of 16 Pages
----------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HWH Valentine Partners, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      9,028,482
          SHARES                ------------------------------------------------
    BENEFICIALLY OWNED          8       SHARED VOTING POWER
         BY EACH
        REPORTING                       -0-
          PERSON                ------------------------------------------------
           WITH                 9       SOLE DISPOSITIVE POWER

                                        9,028,482
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,028,482
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          14.7%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page  4 of 16 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HWH, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          AF
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      8,055,555
          SHARES                ------------------------------------------------
    BENEFICIALLY OWNED          8       SHARED VOTING POWER
         BY EACH
        REPORTING                       -0-
          PERSON                ------------------------------------------------
           WITH                 9       SOLE DISPOSITIVE POWER

                                        8,055,555
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,055,555
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          13.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page  5 of 16 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HWH Valentine, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          AF
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      9,028,482
          SHARES                ------------------------------------------------
    BENEFICIALLY OWNED          8       SHARED VOTING POWER
         BY EACH
        REPORTING                       0
          PERSON                ------------------------------------------------
           WITH                 9       SOLE DISPOSITIVE POWER

                                        9,028,482
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,028,482
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          14.7%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page  6 of 16 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HWH Incorporated
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          AF
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      8,055,555
          SHARES                ------------------------------------------------
    BENEFICIALLY OWNED          8       SHARED VOTING POWER
         BY EACH
        REPORTING                       -0-
          PERSON                ------------------------------------------------
           WITH                 9       SOLE DISPOSITIVE POWER

                                        8,055,555
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,055,555
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          13.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IV
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page  7 of 16 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HWH Valentine Incorporated
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          AF
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      9,028,482
          SHARES                ------------------------------------------------
    BENEFICIALLY OWNED          8       SHARED VOTING POWER
         BY EACH
        REPORTING                       0
          PERSON                ------------------------------------------------
           WITH                 9       SOLE DISPOSITIVE POWER

                                        9,028,482
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,028,482
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          14.7%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IV
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page  8 of 16 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert B. Haas
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          AF
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      17,084,037
          SHARES                ------------------------------------------------
    BENEFICIALLY OWNED          8       SHARED VOTING POWER
         BY EACH
        REPORTING                       0
          PERSON                ------------------------------------------------
           WITH                 9       SOLE DISPOSITIVE POWER

                                        17,084,037
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          17,084,037
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          27.9%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D                Page 9 of 16 Pages
-----------------------                                    ---------------------


                  Pursuant to Rule 13d-2(a) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby amend their Schedule 13D Statement dated June 6, 1995 (the "Initial Statement"), as amended by Amendment No. 1 dated June 8, 1998 and Amendment No. 2 dated October 5, 2004 (as amended, the "Schedule 13D"). Unless otherwise indicated, all defined terms used herein shall have the same meanings respectively ascribed to them in the Schedule 13D.

ITEM 1. SECURITY AND ISSUER.

                  No material change.

ITEM 2. IDENTITY AND BACKGROUND.

                  (a), (b), (c) and (f) are hereby amended as follows:

                  (a), (b), (c) and (f). The names and addresses of the persons filing this Schedule are as follows:

                  HWH Capital Partners, L.P. ("HWHCP"), a Delaware limited partnership, whose address is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201, and which is a private investment partnership;

                  HWH Valentine Partners, L.P. ("HWHVP"), a Delaware limited partnership, whose address is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201, and which is a private investment partnership;

                  HWH, L.P. ("HWHLP"), a Delaware limited partnership, whose address is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201, and which acts as the sole general partner of HWHCP;

                  HWH Valentine, L.P. ("HWHV"), a Delaware limited partnership, the general partner of HWHVP, whose address is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201, and which acts as the sole general partner of HWHVP and HWHSVP;

                  HWH Incorporated ("HWHI"), a Delaware corporation, whose address is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201, and which acts as the sole general partner of HWHLP;

                  HWH Valentine Incorporated ("HWHVI"), a Delaware corporation, the general partner of HWHV, whose address is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201, and which acts as the sole general partner of HWHV; and

                  Robert B. Haas, whose address is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201.

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 10 of 16 Pages
-----------------------                                    ---------------------

                  Robert B. Haas and Douglas D. Wheat are the sole stockholders of HWHI. Robert B. Haas and Douglas D. Wheat are the sole stockholders of HWHVI. The sole general partner of HWHCP and HWHVP is HWHLP and HWHV, respectively, and the sole general partner of each of such limited partnerships is HWHI and HWHVI, respectively, each of which is a corporation controlled by Mr. Haas.

                  Information in response to Items (a) through (c) and (f) with respect to Messrs. Haas and Wheat is set forth in Appendix I, attached to Amendment No. 1 to the Initial Statement and incorporated by reference herein.

                  The above named persons are sometimes referred to as the "Reporting Parties." HWHCP and HWHVP are referred to collectively, as the "Investors."

                  (d) and (e). No material change.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

                  Item 3 is amended by adding at the end thereof, the following:

                  On October 12, 2004, HWH Surplus Valentine Partners, L.P. ("HWHSVP"), previously a reporting party to the Schedule 13D, distributed to its partners 2,915,963 shares of Common Stock, and its partners contributed such shares of Common Stock to a newly-formed limited liability company. The Reporting Parties no longer have beneficial ownership of the shares contributed to the limited liability company. No monetary consideration was paid in connection with the distribution or received in connection with the contribution.

ITEM 4. PURPOSE OF THE TRANSACTION.

                  No material change.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

                  (a) and (b) are hereby amended as follows:

                  (a) and (b). The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon the information contained in the Company's Form 10-Q filed on August 4, 2004.

                  As of the close of business on October 12, 2004:

Name of Reporting Party:

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 11 of 16 Pages
-----------------------                                    ---------------------

HWH CAPITAL PARTNERS, L.P.

(a)               Aggregate Number of Securities Owned                8,055,555

                  Percentage                                            13.2%

(b)               1.  Sole power to vote or to direct the vote        8,055,555
                  2.  Shared power to vote or to direct the vote          0
                  3.  Sole power to dispose or to direct the          8,055,555
                      disposition
                  4.  Shared power to dispose of or to direct the         0
                      disposition

HWH VALENTINE PARTNERS, L.P.

(a)               Aggregate Number of Securities Owned                9,028,482

                  Percentage                                            14.7%

(b)               1.  Sole power to vote or to direct the vote        9,028,482
                  2.  Shared power to vote or to direct the vote          0
                  3.  Sole power to dispose or to direct the          9,028,482
                      disposition
                  4.  Shared power to dispose of or to direct the         0
                      disposition

HWH, L.P.

(a)               Aggregate Number of Securities Owned                8,055,555

                  Percentage                                            13.2%

(b)               1.  Sole power to vote or to direct the vote        8,055,555
                  2.  Shared power to vote or to direct the vote          0
                  3.  Sole power to dispose or to direct the          8,055,555
                      disposition
                  4.  Shared power to dispose of or to direct the         0
                      disposition

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 12 of 16 Pages
-----------------------                                    ---------------------

HWH VALENTINE, L.P.

(a)               Aggregate Number of Securities Owned                9,028,482

                  Percentage                                            14.7%

(b)               1.  Sole power to vote or to direct the vote        9,028,482
                  2.  Shared power to vote or to direct the vote          0
                  3.  Sole power to dispose or to direct the          9,028,482
                      disposition
                  4.  Shared power to dispose of or to direct the         0
                      disposition

HWH INCORPORATED

(a)               Aggregate Number of Securities Owned                8,055,555

                  Percentage                                            13.2%

(b)               1.  Sole power to vote or to direct the vote        8,055,555
                  2.  Shared power to vote or to direct the vote          0
                  3.  Sole power to dispose or to direct the          8,055,555
                      disposition
                  4.  Shared power to dispose of or to direct the         0
                      disposition

HWH VALENTINE INCORPORATED

(a)               Aggregate Number of Securities Owned                9,028,482

                  Percentage                                            14.7%

(b)               1.  Sole power to vote or to direct the vote        9,028,482
                  2.  Shared power to vote or to direct the vote          0
                  3.  Sole power to dispose or to direct the          9,028,482
                      disposition
                  4.  Shared power to dispose of or to direct the         0
                      disposition

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 13 of 16 Pages
-----------------------                                    ---------------------

ROBERT B. HAAS

(a)               Aggregate Number of Securities Owned                17,084,037

                  Percentage                                             27.9%

(b)               1.  Sole power to vote or to direct the vote        17,084,037
                  2.  Shared power to vote or to direct the vote          0
                  3.  Sole power to dispose or to direct the          17,084,037
                      disposition
                  4.  Shared power to dispose of or to direct the         0
                      disposition

                  (c) On October 12, 2004, HWHSVP distributed to its partners shares of Common Stock, and its partners contributed such shares of Common Stock to a newly-formed limited liability company. The Reporting Parties no longer have beneficial ownership of the shares contributed to the limited liability company. No monetary consideration was paid in connection with the distribution or received in connection with the contribution.

                  (d) To the best knowledge of the Reporting Parties, no person other than the Reporting Parties has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares.

                  (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

                  Item 6 is amended by adding at the end thereof the following:

DISSOLUTION OF HWH SURPLUS VALENTINE PARTNERS, L.P. AND CONTRIBUTION TO SURPLUS VALENTINE, LLC.

                  On October 12, 2004, HWHV dissolved HWHSVP. On October 12, 2004, HWHV and Charlesbank Equity Fund II, Limited Partnership (the "Managing Member" and, together with HWHV, the "Members") entered into the Limited Liability Agreement of Surplus Valentine, LLC, dated October 12, 2004 (the "Surplus LLC Agreement"). The purpose of Surplus Valentine, LLC was to acquire the Common Stock that was held by HWHSVP (the "Surplus Valentine Shares"). Concurrently with the dissolution of HWHSVP, each of the Members contributed to Surplus Valentine, LLC the Shares that they received as a distribution from HWHSVP.

                  Except as otherwise expressly provided for in the Surplus LLC Agreement, (i) the management and direction of the business, affairs and properties of Surplus Valentine, LLC shall be vested solely in the Managing Member; (ii) the

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 14 of 16 Pages
-----------------------                                    ---------------------

Managing Member shall have full and complete authority, power and discretion to manage and direct the business, affairs and properties of Surplus Valentine, LLC, to make all decisions regarding those matters, including, without limitation, with respect to the voting (at any regular or special meeting, by written consent or otherwise) of the Surplus Valentine Shares, to enter into, execute and deliver agreements, contracts and instruments by and on behalf of Surplus Valentine, LLC, to act for and bind Surplus Valentine, LLC, and to perform any and all other acts or activities customary or incident to the management of the business of Surplus Valentine, LLC; and (iii) the Managing Member shall have the exclusive right to determine the timing and terms of the disposition or other monetization of any securities or assets owned by Surplus Valentine, LLC, so long as the terms of any such disposition or other monetization are negotiated on an arm's-length basis.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

--------------------------------------------------------------------------------
EXHIBIT NUMBER               DESCRIPTION
--------------------------------------------------------------------------------
99.1                         Joint Filing Agreement, dated October 14, 2004,
                             among HWH Capital Partners, L.P., HWH Valentine
                             Partners, L.P., HWH, L.P., HWH Valentine, L.P., HWH
                             Incorporated, HWH Valentine Incorporated and Robert
                             B. Haas
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 15 of 16 Pages
-----------------------                                    ---------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 14, 2004


                                   HWH CAPITAL PARTNERS, L.P.

                                   By:   HWH, L.P., its general partner

                                   By:   HWH Incorporated, its general partner


                                   By:   /s/ Douglas D. Wheat
                                         ------------------------------------
                                         Name:  Douglas D. Wheat
                                         Title: President


                                   HWH VALENTINE PARTNERS, L.P.

                                   By:   HWH Valentine, L.P., its
                                         general partner

                                   By:   HWH Valentine Incorporated, its
                                         general partner


                                   By:   /s/ Douglas D. Wheat
                                         ------------------------------------
                                         Name:  Douglas D. Wheat
                                         Title: President


                                   HWH, L.P.

                                   By:   HWH Incorporated, its general partner


                                   By:   /s/ Douglas D. Wheat
                                         ------------------------------------
                                         Name:  Douglas D. Wheat
                                         Title: President


                                   HWH VALENTINE, L.P.

                                   By:   HWH Valentine Incorporated, its
                                         general partner


                                   By:   /s/ Douglas D. Wheat
                                         ------------------------------------
                                         Name:  Douglas D. Wheat
                                         Title: President

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 16 of 16 Pages
-----------------------                                    ---------------------


                                   HWH INCORPORATED


                                   By:   /s/ Douglas D. Wheat
                                         ------------------------------------
                                         Name:  Douglas D. Wheat
                                         Title: President


                                   HWH VALENTINE INCORPORATED


                                   By:   /s/ Douglas D. Wheat
                                         ------------------------------------
                                         Name:  Douglas D. Wheat
                                         Title: President


                                   /s/ Robert B. Haas
                                   ------------------------------------------
                                   Robert B. Haas